NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2012 Results

Dallas (April 2, 2013) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2012. For the three months ended December 31, 2012, the Company reported a net loss applicable to common shares of $5.1 million or $0.45 per share, as compared to a net loss applicable to common shares of $5.9 million or $0.51 per share for the same period ended 2011.

For the twelve months ended December 31, 2012, the Company's net loss applicable to common shares was $8.0 million, which includes gain on land sales of $5.5 million, $4.7 million of provisions on the impairment of notes receivable and real estate assets, and net income from discontinued operations of $4.6 million. The prior year net loss applicable to common shares of $2.2 million includes gain on land sales of $34.2 million, $44.4 million of provisions on the impairment of notes receivable and real estate assets, and net income from discontinued operations of $29.1 million.

The Company has an unwavering commitment to fortify our portfolio and streamline our operational activity; while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Rental and other property revenues were $119.5 million for the twelve months ended December 31, 2012. This represents an increase of $11.0 million as compared to the prior year revenues of $108.5 million. This change, by segment, is an increase in the apartment portfolio of $9.0 million, an increase in the commercial portfolio of $2.5 million, offset by a decrease in the land portfolio of $0.5 million. Within the apartment portfolio, there was an increase of $6.1 million in the newly constructed residential apartment portfolio and an increase of $2.9 million in the same property portfolio. Our existing commercial portfolio increased by $2.5 million in the same store properties due to a lease termination fee from a settlement agreement with a commercial tenant.

Depreciation expense was $21.6 million for the twelve months ended December 31, 2012. This represents an increase of $2.9 million as compared to the prior year depreciation expense of $18.7 million. This change, by segment, is an increase in our apartment portfolio of $1.4 million and an increase in the commercial portfolio of $1.6 million, offset by a decrease in our other portfolio of $0.1 million. Within the apartment portfolio, the same properties increased by $0.4 million and the developed properties increased by $1.0 million as the buildings became substantially complete and depreciation began. The decrease in the commercial portfolio of $1.6 million relates to the same store properties.

General and administrative expenses were $6.4 million for the twelve months ended December 31, 2012. This represents a decrease of $7.2 million as compared to the prior year expense of $13.6 million. The majority of the reduction is related to land and corporate expenses as professional services decreased by $4.0 million and cost reimbursements to our Advisor decreased by $0.9 million.

The current year provision for impairment of notes receivable, investment in real estate partnerships, and real estate assets was $4.7 million. This was a decrease of $39.7 million as compared to the prior year expense of $44.4 million. In the current year, impairment was recorded as an additional loss in the commercial and land portfolios. In our commercial portfolio, an impairment reserve of $2.4 million was taken in response to a deficiency agreement with the existing lender. In the prior period, impairment was recorded as an additional loss in the investment portfolio of $5.2 million in the apartment properties we currently hold, $2.0 million in commercial properties we currently hold, $2.4 million in land parcels we currently hold, $24.4 million in land that was sold subsequent to the prior period, $0.4 million in impairment on our investments in joint ventures and a $10.0 million reserve related to the assets held by American Realty Trust, Inc. at December 31, 2011.

Advisory fees were $10.2 million for the twelve months ended December 31, 2012. This represents a decrease of $3.0 million as compared to the prior period Advisory fees of $13.2 million. This decrease is due to the sales of land and income-producing properties in the current period.

Other income was $8.0 million for the twelve months ended December 31, 2012. This represents an increase of $5.3 million as compared to the prior year income of $2.7 million. The majority of the increase relates to the development agreement between UHF and TCI for consulting services related to the development of apartment projects.

Interest income was $14.6 million for the twelve months ended December 31, 2012. This represents an increase of $3.7 million as compared to the prior year income of $10.9 million. The majority of the increase is due to the cash received on the cash flow notes from UHF. The residential apartments have generated more surplus cash in the current period, than in the prior period, resulting in a larger recognition of previously unrecognized interest income. Prior to January 1, 2012, accrued interest was recognized to the extent cash was received. Any payments received above the current interest accruals are applied to any previously unrecognized interest before applying to the unpaid principal balance of the notes.

Gain on land sales decreased by $28.8 million for the twelve months ended December 31, 2012 as compared to the prior period. In the current period, we sold 705.84 acres of land in 20 separate transactions for a recorded gain of $5.5 million. In the prior year, we sold 7,821.97 acres of land in 46 separate transactions fig a recorded gain of $34.2 million.

Included in discontinued operations are a total of six and 26 properties as of 2012 and 2011, respectively, and one held for sale as of 2012. Properties sold in 2012 have been reclassified to discontinued operations for the current and prior reporting periods. The gain on sale of income-producing properties is also included in discontinued operations for those years.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at www.americanrealtvinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
	(dollars in thousands, except share and par value amounts)
Revenues:
Rental and other property revenues (including $587 and $223 and $955 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	$119,521	$108,480	$106,505

Expenses:
Property operating expenses (including $1,126 and $1,156 and $1,575 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	59,397	58,904	58,768
Depreciation and amortization	21,617	18,703	20,400
General and administrative (including $3,539 and $4,264 and $4,517 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	6,388	13,619	12,457
Provision on impairment of notes receivable and real estate assets	4,730	44,372	51,588
Advisory fee to affiliate	10,182	13,225	15,770
Total operating expenses	102,314	148,823	158,983
Operating income (loss)	17,207	(40,343)	(52,478)

Other income (expense):
Interest income (including $14,182 and $9,641 and $7,363 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	14,612	10,948	8,425
Other income (including $6,000 and $0 and $0 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	7,950	2,723	8,726
Mortgage and loan interest (including $3,692 and $1,709 and $3,374 for 2012 and 2011 and 2010 respectively from affiliates and related parties)	(59,034)	(59,248)	(65,049)
Gain (loss) on the sale of investments	(361)	91	673
Earnings from unconsolidated subsidiaries and investees	372	79	(200)
Gain on foreign currency translation	-	-	222
Total other expenses	(36,461)	(45,407)	(47,203)
Loss before gain on land sales, non-controlling interest, and taxes	(19,254)	(85,750)	(99,681)
Gain (loss) on land sales	5,475	34,247	(10,103)
Loss from continuing operations before tax	(13,779)	(51,503)	(109,784)
Income tax benefit	2,474	15,672	1,668
Net loss from continuing operations	(11,305)	(35,831)	(108,116)
Discontinued operations:
Loss from discontinued operations	(1,817)	(12,131)	(16,351)
Gain on sale of real estate from discontinued operations	8,885	56,907	19,306
Income tax expense from discontinued operations	(2,474)	(15,672)	(1,034)
Net income from discontinued operations	4,594	29,104	1,921
Net loss	(6,711)	(6,727)	(106,195)
Net loss attributable to non-controlling interests	1,126	7,017	11,448
Net income (loss) attributable to American Realty Investors, Inc.	(5,585)	290	(94,747)
Preferred dividend requirement	(2,452)	(2,456)	(2,488)
Net loss applicable to common shares	$(8,037)	$(2,166)	$(97,235)

Earnings per share - basic
Loss from continuing operations	$(1.10)	$(2.72)	$(8.65)
Income from discontinued operations	0.40	2.53	0.17
Net loss applicable to common shares	$(0.70)	$(0.19)	$(8.48)

Earnings per share - diluted
Loss from continuing operations	$(1.10)	$(2.72)	$(8.65)
Income from discontinued operations	0.40	2.53	0.17
Net loss applicable to common shares	$(0.70)	$(0.19)	$(8.48)

Weighted average common share used in computing earnings per share	11,525,389	11,517,431	11,463,084
Weighted average common share used in computing diluted earnings per share	11,525,389	11,517,431	11,463,084

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(10,179)	$(28,814)	$(96,668)
Income from discontinued operations	4,594	29,104	1,921
Net income (loss)	$(5,585)	$290	$(94,747)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,031,632	$1,120,122
Real estate held for sale at cost, net of depreciation ($4,393 for 2012 and $1,752 for 2011 )	17,040	15,015
Real estate subject to sales contracts at cost, net of depreciation ($15,948 for 2012 and $9,790 for 2011)	42,286	49,982
Less accumulated depreciation	(160,525)	(158,489)
Total real estate	930,433	1,026,630
Notes and interest receivable
Performing (including $114,275 in 2012 and $104,969 in 2011 from related parties)	120,998	110,136
Non-performing	4,175	4,787
Less allowance for estimated losses (including $18,962 and $8,962 in 2012 and 2011 from related parties)	(21,704)	(13,383)
Total notes and interest receivable	103,469	101,540
Cash and cash equivalents	17,141	20,312
Investments in unconsolidated subsidiaries and investees	8,168	10,746
Other assets (including $0 in 2012 and $11 in 2011 from related parties)	76,134	76,243
Total assets	$1,135,345	$1,235,471

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$766,101	$855,619
Notes related to assets held for sale	18,915	13,830
Notes related to assets subject to sales contracts	55,976	44,516
Stock-secured notes payable	28,865	26,898
Payable to related parties	10,922	10,294
Deferred revenue (including $71,303 in 2012 and $71,964 in 2011 from sales to related parties)	73,148	78,750
Accounts payable and other liabilities (including $15,746 in 2012 and $10,805 in 2011 to related parties)	96,314	110,307
	1,050,241	1,140,214

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,353,954 shares in 2012 and 2011 (liquidation preference $10 per share), including 900,000 shares in 2012 and 2011 held by subsidiaries	4,908	4,908
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 and outstanding 11,525,389 shares in 2012 and in 2011	115	115
Treasury stock at cost; 415,785 shares in 2012 and 2011 and 229,214 and 236,587 shares held by TCI (consolidated) as of 2012 and 2011	(6,395)	(6,395)
Paid-in capital	105,700	105,388
Retained earnings	(53,071)	(47,486)
Accumulated other comprehensive loss	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	50,471	55,744
Non-controlling interest	34,633	39,513
Total equity	85,104	95,257
Total liabilities and equity	$1,135,345	$1,235,471